                                                                    EXHIBIT 12



                   CASCADE NATURAL GAS CORPORATION AND SUBSIDIARIES COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          AND PREFERRED DIVIDEND REQUIREMENTS



                                                               Twelve Months Ended
                                 ---------------------------------------------------------------------------------------
                                    12/31/98     9/30/98        9/30/97        9/30/96        12/31/95       12/31/94
                                 --------------------------  -------------- --------------  -------------- -------------
                                                                (dollars in thousands)
Fixed charges, as defined:
  Interest expense                   $10,196     $10,132          9,436         10,101              9,938       8,090
  Amortization of debt
     issuance expense                    603         605            612            612                606         593
                                     -------     -------        -------        -------            -------     -------

      Total fixed charges            $10,799     $10,737         10,048         10,713             10,544       8,683
                                     -------     -------        -------        -------            -------     -------
                                     -------     -------        -------        -------            -------     -------

Earnings, as defined:
  Net earnings                       $10,616     $ 9,544         10,627          8,211              7,732       5,760
  Add (deduct):
    Income taxes                       6,352       5,694          6,263          4,272              4,508       3,505
    Fixed charges                     10,799      10,737         10,048         10,713             10,544       8,683
                                     -------     -------        -------        -------            -------     -------

      Total earnings                 $27,767     $25,975         26,938         23,196             22,784      17,948
                                     -------     -------        -------        -------            -------     -------
                                     -------     -------        -------        -------            -------     -------

Ratio of earnings to
   fixed charges                       2.57        2.42           2.68           2.17               2.16        2.07
                                     -------     -------        -------        -------            -------     -------
                                     -------     -------        -------        -------            -------     -------


Fixed charges and preferred
   dividend requirements:
      Fixed charges                  $10,799     $10,737         10,048         10,713             10,544       8,683
      Preferred dividend
          requirements                   773         778            811            819                853         898
                                     -------     -------        -------        -------            -------     -------

      Total                          $11,572     $11,515         10,859         11,532             11,397       9,581
                                     -------     -------        -------        -------            -------     -------
                                     -------     -------        -------        -------            -------     -------

Ratio of earnings to fixed charges
   and  preferred dividend
   requirements                         2.40        2.26           2.48           2.01               2.00        1.87
                                     -------     -------        -------        -------            -------     -------
                                     -------     -------        -------        -------            -------     -------
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